Exhibit 99.1
LULULEMON ATHLETICA INC. BOARD OF DIRECTORS APPROVES A TWO-FOR-ONE STOCK SPLIT
Vancouver, Canada — March 28, 2011 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced that its Board of Directors has approved, subject to stockholder approval, a two-for-one stock split of the Company’s common stock and an increase in the Company’s authorized common stock from 200,000,000 shares to 400,000,000 shares. In connection with the stock split, the Board also approved, subject to stockholder approval, a two-for-one split of the Company’s Special Voting Stock and an increase in the Company’s authorized Special Voting Stock from 30,000,000 to 60,000,000. Stockholders will have the opportunity to approve the stock split and proposed share increase at the Company’s annual meeting expected to be held on June 8, 2011. Upon stockholder approval of the stock split and the proposed increase in the authorized number of shares, the stock split will be implemented as soon as practicable following the annual meeting.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Forward-Looking Statements:
Certain statements in this release, including without limitation the consummation, effectiveness and completion of the stock split and the timing thereof and statements regarding lululemon’s business strategy are “forward-looking statements” within the meaning of the rules and regulations of the SEC. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation (i) receipt of the required approval from the lululemon stockholders for the stock split and the proposed share increase, (ii) the successful consummation and completion of the stock split, including the required stock exchange and related notices and requirements, and (iii) the precautionary statements included in lululemon’s filings with the SEC, including without limitation the “Risk Factors” section of lululemon’s 2010 Form 10-K.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc
203-682-8224